Exhibit 99.1

NovaBay Pharmaceuticals Announces One-Time Special Cash Dividend of $0.80 Per Share

EMERYVILLE, Calif. (August 26, 2025) – NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY) (“NovaBay” or the “Company”) announces its Board of Directors and the Special Transaction Committee of the Board of Directors has declared a one-time special cash dividend of $0.80 per share of common stock. The special cash dividend will be payable on September 29, 2025 to stockholders of record as of the close of business on September 15, 2025.

“This special dividend reflects our commitment to creating and returning value directly to our stockholders,” said David Lazar, CEO of NovaBay. “I’m excited about the Company’s future as we explore several interesting strategic alternatives.”

Because the payment of the special dividend represents more than 25% of the price of the Company’s common stock, NYSE American has advised the Company that its common stock will trade with “due bills” representing an assignment of the right to receive the special dividend from the record date of September 15, 2025 through the closing of trading on NYSE American on September 29, 2025, which is the payment date and the last day of trading before the September 30, 2025 ex-dividend date (this period of time representing the “Dividend Right Period”).

Stockholders who sell their common stock during the Dividend Right Period (September 15, 2025 through September 29, 2025) will be selling their right to the special dividend, and such stockholders will not be entitled to receive the special dividend on September 29, 2025. Due bills obligate a seller of common stock to deliver the special dividend payable on such common stock to the buyer (the “Dividend Right”).

The special dividend record date of September 15, 2025 will be used as the date for establishing the due bill tracking of the Dividend Right to the holder of common stock. Due bill obligations are customarily settled between the brokers representing the buyers and the sellers of shares. The Company has no obligation for either the amount of the due bill or the processing of the due bill. Buyers and sellers of the Company’s common stock should consult their brokers before trading to be sure they understand the effect of NYSE American’s due bill procedures.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These forward-looking statements are based upon the Company and its management’s current expectations, assumptions, estimates, projections and beliefs. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in, or implied by, these forward-looking statements. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in the Company’s latest Form 10-K, and subsequent Forms 10-Q and/or Form 8-K filings with the SEC, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and the Company disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

NovaBay Contact

Justin Hall

General Counsel and Vice President of Business Development

jhall@novabay.com

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